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                                                                     EXHIBIT 2.6
                         CONTRACT FOR SALE AND PURCHASE
                                 OF REAL ESTATE


         THIS CONTRACT FOR SALE AND PURCHASE OF REAL ESTATE (the "Contract") is made as of the Date of this Contract (as defined hereafter) among the following parties:

Buyer:                     eMerge Interactive, Inc., a Delaware corporation
                           Attention: Scott Mathews, President
                           10315 102nd Terrace
                           Sebastian, Florida 32958
                           Phone: 561-581-7179
                           Fax: 561-589-3779

Sellers:                   Willard and Peggy Jordan, husband and wife
                           P.O. Box 158
                           San Saba, Texas 76877
                           Phone: (915) 372-5159
                           Fax: (915) 372-5045

                                   BACKGROUND

         Sellers are the owners of the Properties (as defined in paragraph 1) as husband and wife. Buyer desires to purchase the Properties, and Sellers desire to sell the Properties to Buyer, subject to and upon the terms and conditions of this Contract.


                                    AGREEMENT

         NOW, THEREFORE, in consideration of the agreements contained herein, and good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Buyer and Sellers (the "Parties") agree as follows:

         1. Properties. Sellers agree to sell to Buyer, and Buyer agrees to purchase from Sellers, the land described on Exhibit "A", consisting of approximately fifteen and 1/100 (15.01) acres, more or less, located in San Saba, Texas (the "San Saba Property"), three (3) tracts comprising approximately thirty-nine and 258/1000 (39.258) acres, more or less, located in Brownwood, Texas (collectively, the "Brownwood Property"), and four (4) tracts comprising approximately four (4) acres, more or less, in Mason, Texas (collectively, the "Mason Property"), with the San Saba Property, the Brownwood Property and the Mason Property and, to the extent applicable, each tract comprised therein, sometimes referred to herein as a "Property" and collectively referred to herein as the "Properties"), which Properties shall include, without limitation, all rights and appurtenances pertaining to the Properties, including any right, title and interest of Sellers in and to adjacent streets, alleys and rights of way, all trees and landscaping
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located on the Properties and all improvements, structures and fixtures placed now or hereafter constructed or installed on the Properties, other items of personal property more particularly described in Exhibit "B" attached hereto and incorporated herein, and all other tangible and intangible personal property that is used or useful in connection with the Properties, including, without limitation, sewer and water rights, sewer deposits, sewer fees, prepaid impact fees, surveys, studies, test results, plans and specifications, leases, tenant deposits and prepaid rents, permits, utility deposits, architectural, contractor's and manufacturer's warranties, and trade names, trade symbols, trademarks and logos relating to the subject property. The San Saba Property is located in San Saba County, Texas, the Brownwood Property is located in Brown County, Texas, and the Mason Property is located in Mason County, Texas. None of the Properties is subject to any zoning restriction or requirement that prevents or in any way limits it being used for the purposes that it presently is used or is proposed to be used by the Buyer.

         2. Purchase Price. The purchase price (the "Purchase Price") of the Properties shall be $3,472,000, which shall be allocated among the Properties as follows:

                San Saba Property                   $1,700,000
                Brownwood Property                   1,000,000
                Mason Property                         772,000
                                                   -----------
                                                    $3,472,000

                  2.1 Payment of Purchase Price. The Purchase Price shall be paid at Closing by cashier's check drawn on a local bank or by wired funds, subject to adjustments and prorations.

         3.       Costs and Prorations.

                  3.1 Sellers shall pay the documentary stamp or transfer tax applicable to this transaction, if any, the cost of the title search, the title examination fees, and the owners' title insurance premium, including, without limitation, the cost of an endorsement deleting the survey exception. Buyer shall pay the cost of recording the deeds, and the cost of any surveys, soil tests, or other testing Buyer obtains. Each Party shall pay its own attorney's fees.

                  3.2 Ad valorem taxes assessed against the Properties for the year in which the Closing occurs shall be prorated as of the day of Closing based on the maximum available discount, if any, for the early payment of taxes. If the proration is not based on the actual tax bill for the year of Closing, the proration shall be based upon the most recent tax bill and shall be adjusted when the actual tax bill is available.

         4. Title. Sellers shall convey good, marketable and insurable title to each of the Properties to Buyer by general warranty deed, which shall expressly be made subject only to the matters approved or waived by Buyer as set forth below. Without limiting the generality of the foregoing, none of the Properties shall be subject to any (i) mortgage, security agreement, judgment, lien or claim of lien, or any other title exception or defect that is monetary in nature, or

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(ii) any leases, rental agreements or other rights of occupancy of any kind, whether written or oral, or (iii) any easement, restriction, zoning, prohibition, or requirement of private parties or governmental authorities that would prevent the use of any of the Properties for its Intended Use as described hereafter. Sellers hereby agree to pay and satisfy of record any such title defects or exceptions prior to or at Closing at Sellers' expense. The title for each of the Properties shall be subject to current and future ad valorem property taxes. Sellers shall at their expense furnish to Buyer, within fifteen
(15) days from the Date of this Contract by the Parties hereto, a commitment for title insurance covering each of the Properties and issued by a title insurance company acceptable to Buyer with copies of all exceptions contained therein. Such commitment shall agree to issue to Buyer, upon Closing of this transaction, a TEXAS OWNER'S POLICY in the full amount of the Purchase Price, which policy shall insure that the Buyer owns fee simple title to each of the Properties subject to no exception other than (i) exceptions approved by the Buyer, (ii) the restrictive covenant exception shall be endorsed "none of record" except for restrictive covenants approved by the Buyer, (iii) the boundary and survey exception shall be endorsed to be limited to "shortages in area," and (iv) the exception as to taxes shall be limited to the year of closing and endorsed "not yet due and payable." Buyer shall have thirty (30) days in which to examine the commitment and to give Notice (as defined hereafter) to Sellers of any objections which Buyer may have.

         If Buyer fails to give any Notice to Sellers by such date, Buyer shall be deemed to have waived this right to object to any other title exceptions or defects. If Buyer does give Sellers Notice of objection to any other title exceptions or defects, Sellers shall then have the obligation to cure or satisfy such objection within ninety (90) days of such Notice. Sellers will, if title is found unmarketable, use diligent effort to correct the defect(s) within the time provided, including the bringing of necessary suits. If the objection is not so satisfied by Sellers, then Buyer shall have the right to Terminate (as defined hereafter) this Contract by Notice to Sellers, or take such actions as may be necessary to cure the objection and deduct the cost thereof from the Purchase Price. If Sellers do so cure or satisfy the objection, within the time provided, then this Contract shall continue in effect. Buyer shall have the right at any time to waive any objections that it may have made and thereby preserve this Contract in effect. Sellers agree not to further alter or encumber in any way Sellers' title to any of the Properties after the Date of this Contract.

         5. Closing. Buyer is entering into an Agreement for the Purchase and Sale of Assets with W.P. Land and Livestock, Inc., a Texas corporation, d/b/a Jordan Cattle Auction ("Jordan Cattle"), Sellers and Ken and Kynda Jordan (the "Asset Purchase Agreement") simultaneous with the execution and delivery of this Contract. The Closing ("Closing") of the transaction contemplated under this Contract shall be held at the same location as the closing of the transactions contemplated in the Asset Purchase Agreement or by a mail-away escrow closing, at such time and on such date, and in the event of and solely upon the simultaneous occurrence of, the closing of the transactions contemplated in the Asset Purchase Agreement.

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         6.       Broker. The Parties each warrant and represent to the other that such Party has not employed or dealt with a real estate broker or agent in connection with the transaction contemplated hereby.

         7. Survey. Sellers shall furnish Buyer with copies of all surveys they have on any of the Properties, if any, within ten (10) days of the Date of this Contract. Buyer may have any or all of the Properties re-surveyed at Buyer's expense. If the survey (or re-survey, if applicable) shows any encroachments on any of the Properties, or that improvements located on any of the Properties encroach on setback lines, easements, lands of others, or violate any restrictions, contract, covenants or applicable governmental regulation, or that any gaps exist so that any of the Properties is not contiguous or does not have access, then the same shall constitute a title defect. Buyer shall give Sellers Notice of such defect within thirty (30) days of receipt of the survey (or re-survey, if applicable). Thereafter, Sellers and Buyer shall proceed under paragraph 4.

         8.       Inspection.

                  8.1 Inspection Period. The inspection period ("Inspection Period") shall commence on the Date of this Contract and terminate simultaneous with the conclusion of Buyer's due diligence activities under the Asset Purchase Agreement.

                  8.2 Plans and Reports. Sellers shall furnish Buyer within ten
(10) days of the Date of this Contract with copies of all permits, environmental reports, wetland studies, wetland determinations, engineering reports, soil studies, master plan agreements, development approvals, concurrency vesting determinations, stormwater management permits, declaration of covenants and restrictions (actual or proposed), property owners association articles of incorporation and by-laws, and similar reports and studies owned or in possession of Sellers with respect to any or all of the Properties. Without limiting the generality of the foregoing, Sellers shall furnish Buyer with copies of any environmental management, protection, assessment or impact reports and any permits, certificates of compliance or certificates of non-compliance relating to any or all of the Properties or the handling, treatment, storage, use, transportation, spillage, leakage, dumping, discharge, disposal or clean-up of any substances or wastes regulated under local, state or federal law or regulation, upon or about any or all of the Properties whether prepared or obtained by or for Sellers, any tenant of any or all of the Properties, any government agency or authority, or any other person or entity, and any approvals, conditions, orders, declarations and correspondence to or issued by any governmental agency or authority relating thereto which as to any or all of the above. Sellers shall immediately deliver to Buyer copies of any of the foregoing that come as received by Sellers during the term of this Contract.

                  8.3 Inspection. Buyer and Buyer's agents, employees and independent contractors shall have the right and privilege (but not the obligation) to enter upon each of the Properties prior to Closing to survey and inspect such Property and the structures thereon and to conduct soil borings and other geological tests, engineering tests and such other inspections and

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studies as Buyer may desire, all at Buyer's sole cost and expense. The Buyer and Buyer's agents shall be allowed access to each of the Properties during normal business hours to show any such Property to any prospective tenants of such Property.

                  8.4 Termination and Repairs. If, in its sole discretion, Buyer determines that any Property is not satisfactory for its purposes (the "Excluded Property"), Buyer shall have the right to elect either (i) not to purchase the Excluded Property (but still purchase the other Properties (the "Remaining Properties"), or (ii) terminate this Contract by written notice delivered to Sellers prior to the expiration of the Inspection Period (whereupon this Contract shall be terminated). If Buyer elects to purchase only the Remaining Properties, then the Purchase Price shall be reduced by the amount of the Purchase Price allocated to the Excluded Property as set forth in paragraph 2 hereof. In the event Buyer does not notify Sellers in writing prior to the expiration of the Inspection Period that Buyer has elected to either purchase only the Remaining Properties or to terminate this Contract, then Buyer shall have waived its right to make such elections pursuant to this paragraph.

                  8.5 Indemnity. Buyer hereby covenants and agrees to indemnify and hold harmless Sellers from any and all loss, liability, costs, claims, demands, damages, actions, causes of actions, and suits arising out of or in any manner related to the exercise by Buyer of Buyer's rights under this paragraph 8.

         9. Eminent Domain. If, after the Date of this Contract and prior to Closing, Sellers receive notice of the commencement or threatened commencement of eminent domain or other like proceedings against any of the Properties or any portion thereof (the "Condemned Property"), Sellers shall immediately give Notice thereof to Buyer. Buyer shall elect within thirty (30) days by Notice to Sellers either (i) to Terminate this Contract, (ii) to purchase only the Properties other than the Condemned Property, in which case the Purchase Price shall be reduced by the amount of the Purchase Price allocated to the Condemned Property as set forth in paragraph 2, or (iii) to close the transaction contemplated hereby in accordance with its terms but subject to such proceedings, in which event the Purchase Price shall not be reduced but Sellers shall assign to Buyer Sellers' rights in any condemnation award or proceeds. If Buyer does not give Notice timely, Buyer shall be deemed to have elected to close the transaction contemplated hereby in accordance with clause (iii) above.

         10. Documents. With respect to each of the Properties, Sellers shall deliver to Buyer at Closing (i) Sellers' general warranty deed subject to no exceptions other than as contemplated in paragraph 4 hereof; (ii) a bill of sale transferring the personal property which is a part of such Property; (iii) possession of such Property; (iv) affidavits sufficient to permit the title company to issue the owner's title policy without standard exceptions for mechanic's, materialmen's, or other statutory liens or rights of parties in possession; (v) estoppel letters with respect to any contracts being assumed;
(vi) a trust affidavits or other appropriate resolutions authorizing the sale; and (vii) reasonable evidence that neither of the Sellers is a foreign person against whom withholding

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is required under the Internal Revenue Code, and such other documents as may be required to perfect the conveyance of such Property to Buyer.

         11. Default and Remedies. If Sellers fail or refuse to convey each of the Properties in accordance with the terms of this Contract or otherwise perform their obligations hereunder, and such failure or refusal is not cured within twenty (20) days after Notice from Buyer, then Buyer shall have the right to seek specific performance without thereby waiving any action for damages resulting from Seller's breach.

         12. Sellers' Agreements. Sellers, jointly and severally, warrant, represent and agree that:

                  12.1 Sellers are the owners of each of the Properties free and clear of all liens and encumbrances.

                  12.2 That no one is in possession of any portion of the Property except Sellers and Jordan Cattle.

                  12.3 Neither of the Sellers is subject to any rule, agreement or restriction of any kind or character which would prevent the consummation of this Contract. This Contract has been validly executed and delivered by the Sellers and constitutes a valid and binding obligation of the Sellers in accordance with its terms. Each of the Sellers has the legal capacity and capability to execute, deliver and fully perform his or her obligations under this Contract.

                  12.4 Each of the Sellers represent and warrant that (i) none of the Properties, nor the use or operation of any of the Properties by the Sellers or Jordan Cattle, violates any land use, environmental, hazardous or regulated material and/or waste handling, storage, treatment, disposal or discharge laws or other laws, building codes, zoning or other ordinances, rules or regulations, fire insurance regulations, or covenants, conditions and restrictions whether federal, state, local or private; and (ii) there exists no violation of any covenants or agreements of any kind with tenants, or with any governmental jurisdiction or private party purporting or acting to restrict in any way the individual use any of the Properties; and (iii) none of the Properties nor the present operation and use of any of the Properties, constitute an illegal use under any zoning or land use law or regulation, and none of the foregoing is the subject of any variance pursuant to any zoning or land use law or regulation; and (iv) there has not occurred upon or about any of the Properties, any spillage, leakage, discharge or release into the air, soil or groundwater of any hazardous or regulated materials or wastes. Notwithstanding the foregoing, each of the Sellers represent and warrant, only to the extent of his or her knowledge, that (i) no underground storage tanks, asbestos-containing material in any friable and damaged form or condition, materials or equipment containing polychlorinated biphenyls, or landfills, impoundments, or disposal areas exist on any of the Properties; and (ii) no predecessor of the Sellers has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any substance, including without limitation any hazardous substance, or owned or operated any property or

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facility (and no such property or facility is contaminated by any such substance) in a manner that has given or would give rise to liabilities, including any liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, or the Solid Waste Disposal Act, as amended, or any other environmental, health or safety requirements.

                  12.5 Neither of the Sellers has received notice nor has any knowledge of any pending or contemplated proceedings (i) to modify or amend any building code or zoning or land use law or regulation or development order which affects any of the Properties; (ii) to impose any special assessment against or upon any of the Properties or any portion thereof; (iii) to condemn any of the Properties or any portion thereof; (iv) to modify, amend, suspend, revoke or terminate any environmental, occupancy, use, operating or other permit issued or pending in connection with any of the Properties, or the occupancy, use of operation thereon of any tenant thereon; or (v) with respect to any environmental, hazardous or regulated material violation affecting any of the Properties.

                  12.6 The representations and warranties in this paragraph 12 shall survive the Closing.

         13. Risk of Loss. Sellers, jointly and severally, shall bear all risk of casualty loss to any of the Properties occurring prior to Closing and shall maintain in full force and effect all hazard insurance now in force and insuring each of Properties against loss and damage or destruction through the Closing Date. In the event of any damage or destruction to any of the improvements on any of the Properties prior to Closing, not restored by Closing, Buyer shall have the option to either:

                  13.1  Rescind this Contract;

                  13.2 Purchase only the Properties other than the Property (the "Damaged Property") the improvements on which were damaged or destroyed without restoration by the Sellers.

                  13.3 Close this transaction and be entitled to receive the full amount of any proceeds of such insurance payable on the account of loss, damage, or destruction.

                  In the event Buyer elects to close this transaction under subparagraph 13.2 of this paragraph, the Purchase Price shall be reduced by the amount of the Purchase Price that is allocated to the Damaged Property as set forth in Section 2. In the event Buyer elects to close this transaction under subparagraph 13.3 of this paragraph, any loss shall be settled with the insurers only with the written consent of Buyer, and, if at Closing there shall be any losses which

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shall not have been settled or adjusted, Sellers shall transfer and assign the insurance claim to Buyer, and this transaction shall be consummated in the same manner as if there had been no damage or destruction to such Property. The determination of the insurance adjuster for the respective insurance carrier regarding the extent of such loss shall be determinative as between Buyer and Sellers relative to the value placed on such loss. Buyer acknowledges that the payment of insurance proceeds shall be subject to the rights of Sellers' mortgage lender.

         14. Leases. Each of the Properties is currently leased to Jordan Cattle, which leases will be terminated prior to or simultaneously with the Closing.

         15. Conditions to Buyer's Obligations. The Buyer's obligations under this Contract are, at the option of Buyer, subject to conditions at Closing that:

                  15.1 The Sellers have fulfilled all the terms and conditions required to be fulfilled by the Sellers hereunder.

                  15.2 Sellers' representations and warranties contained in this Contract shall, as a condition to Closing, be true at the time of Closing as though such representations and warranties were made at such time.

                  15.3 Each of the contingencies described in paragraph 29 has been satisfied.

                  15.4 The closing of the transaction contemplated in the Asset Purchase Agreement simultaneous herewith (it being understood that in the event that Buyer properly terminates the Asset Purchase Agreement, Buyer shall have the permitted right to Terminate this Contract).

         16. Notice. Wherever in this Contract it shall be required or permitted that notice, request, consent, or demand be given by either Party to this Contract to or on the other (hereafter collectively "Notice" for the purpose of this paragraph), such Notice shall not be deemed to have been duly given unless in writing, and either personally delivered, mailed, sent by overnight commercial delivery service or telecopied as follows:

Buyer:            eMerge Interactive, Inc., a Delaware corporation
                  Attention: Scott Mathews, President
                  10315 102nd Terrace
                  Sebastian, Florida 32958
                  Fax: 561-589-3779

Seller:           Willard and Peggy Jordan
                  P.O. Box 158
                  San Saba, Texas 76877
                  Fax: ____________________

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         Counsel for the Parties set forth herein may deliver or receive notice on behalf of the Parties.

         Any Notice sent by United States Mail, registered or certified, postage prepaid, return receipt requested, shall be deemed received three days after it is so mailed. All other Notices shall be deemed delivered only upon actual delivery at the address (or telecopy number) set forth herein. Notices delivered after 5:00 p.m. (at the place of delivery) or on a non-business day shall be regarded as delivered on the next business day. Saturdays, Sundays and legal holidays of the United States government (when the U.S. Post Office in Sebastian, Florida is closed) shall not be regarded as business days.

         If any time for giving Notice or other time period contained in this Contract would otherwise expire on non-business day, the Notice period shall be extended to the next succeeding business day. Any Party or other person to whom Notices are to be sent or copied may notify the other Parties and addressees of any change in address or telecopy number or addresses to whom copies are to be sent to which Notices shall be sent by six (6) days written notice to the Parties and addressees set forth herein.

         When any period of time prescribed herein is less than six (6) days, intermediate non-business days shall be excluded in the computation.

         17. Assignment of Contract by Buyer. Buyer may assign this Contract at its sole discretion to any of its subsidiaries.

         18.      Time of Essence. Time is of the essence of this Contract.

         19. Entire Agreement. This Contract constitutes the entire agreement of the Parties and may not be amended except by written instrument executed by Buyer and Sellers.

         20.      Interpretation.

                  20.1 The paragraph headings are inserted for convenience only and are in no way intended to interpret, define, or limit the scope or content of this Contract or any provision hereof. If any Party is made up of more than one person or entity, then all such persons and entities shall be included jointly and severally, even though the defined term for such Party is used in the singular in this Contract. If any right of approval or consent by a Party is provided for in this Contract, the Party shall exercise the right promptly, in good faith and reasonably, unless this Contract expressly gives such Party the right to use its sole discretion.

                  20.2 If any time period under this Contract ends on a day other than a Business Day (as hereinafter defined), then the time period shall be extended until the next business day. The term "Business Day" shall mean Monday through Friday excluding legal holidays

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recognized by the United States government when the U.S. Post Office in
Sebastian, Florida is closed.

         21. Attorney's Fees. In any litigation arising out of this Contract, the prevailing Party shall be entitled to recover attorney's fees and costs.

         22.      Survival.

                  22.1 The provisions of this Contract shall survive Closing unless and to the extent expressly provided otherwise.

                  22.2 The provisions of this Contract concerning brokerage commissions, Buyer's entering upon any of the Properties and any others expressly so indicated shall survive Termination.

         23. Termination. "Terminate" or "Termination" shall mean the termination of this Contract pursuant to a right to do so provided herein.

         24. Possession. Sellers shall deliver actual Possession of each of the Properties at Closing, free and clear of all tenancies.

         25. Applicable Law. This Contract shall be construed and interpreted in accordance with the laws of the State of Texas.

         26. Persons Bound. This Contract shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns as provided herein.

         27. Exhibits. The exhibits and schedules referred to in and attached to this Contract are incorporated herein in full by reference.

         28. Offer, Acceptance and Contract. This document shall constitute an offer by Buyer. This offer is open for acceptance by Sellers until five (5) days after the date it was signed by Buyer. Sellers agree to immediately provide to Buyer a complete counterpart of this Contract signed by Seller. If this offer is so accepted by Sellers, it shall become a binding contract. As used herein, the phrase "Date of this Contract" shall mean the date on which the acceptance of the offer is completed by the signing of the offer by Sellers. Acceptance of the offer by Sellers shall be immediately communicated to Buyer.

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         29.      Contingencies.

                  29.1 Use of Properties. The Contract is contingent upon the Buyer being able to use each of the Properties for Buyer's business of purchasing cattle for resale, which involves holding cattle on a short-term basis, and related uses.

                  29.2 Environmental Reports. This Contract is contingent upon the Buyer receiving an environmental report by a qualified engineer approved by the Buyer that each of the Properties is free and clear of all hazardous substances.

         30. FIRPTA Affidavit. Sellers, jointly and severally, represent and warrant to Buyer that neither of the Sellers is a "foreign person," as defined in the Federal Foreign Investment in Real Property Tax Act ("FIRPTA"). At closing, each of the Sellers shall execute and deliver to Buyer a "Non-Foreign Certificate," in form and substance satisfactory to Buyer which shall state, among other items, the taxpayer identification number of such Seller and that such Seller is not a foreign person, as defined by FIRPTA. Each of the Sellers acknowledges that in the event either Seller fails to deliver the Non-Foreign Certificate, the Buyer shall then be authorized to withhold from the closing proceeds an amount equal to ten percent (10%) of the gross amount of the Purchase Price and to remit the same to the Internal Revenue Service, as required by FIRPTA. Each of the Sellers does hereby forever release and discharge Buyer from all liabilities resulting from, or arising out of, Buyer's good faith compliance with the requirements of FIRPTA. Further, each of the Sellers hereby agrees to indemnify, defend and hold harmless Buyer and Buyer's attorneys, Gray, Harris & Robinson, P.A., in connection with any loss, cost, damage or expense, including attorneys fees and court costs, and including such costs on appeal, incurred by Buyer or Buyer's attorneys because of any of the Sellers' noncompliance with the requirements of FIRPTA, which indemnifications shall survive the closing of this transaction.

         31. Confidentiality. Prior to the Closing, neither Sellers nor Buyer shall initiate the issuance of any press release or similar publicity, make any public comment or provide information to anyone without the consent of the other Party (except as required or contemplated by any provision of this Contract or as may be required by law upon the advice of counsel) regarding the transaction contemplated herein to any person or entity other than (i) employees, representatives, agents, attorneys and accountants of Sellers or Buyer; or (ii) to any title insurance company issuing a title insurance and/or commitment and/or title policy to Buyer and/or Buyer's lender with respect to any of the Properties; or (iii) any holder of an existing mortgage or deed of trust; or (iv) any proposed lender of Buyer with respect to any of the Properties; or (v) any assignee of Buyer permitted pursuant to the provisions hereof; or (vi) to any tenant in connection with obtaining an estoppel letter; or (vii) any vendor whose consent is required for the assumption of a contract to the extent as may be necessary, to parties having a relationship with any of the Properties from whom certificates or other instruments are required to be obtained pursuant to the provisions of this Contract.

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         IN WITNESS WHEREOF, the Parties have set their hands and seals hereto as of the day and year indicated next to their signatures.

WITNESSES:                            BUYER:

                                      EMERGE INTERACTIVE, INC.,
                                      a Delaware corporation

------------------------
                                      By: /s/ T. Michael Janney
                                         ---------------------------------------
------------------------              Name:   T. Michael Janney
                                           -------------------------------------
                                      Title:  CFO
                                            ------------------------------------

                                      Date signed by Buyer: April 21, 2000


                                      SELLERS (AS HUSBAND AND WIFE):

------------------------              /s/ Willard K. Jordan
                                      ------------------------------------------
------------------------              Willard Jordan_______________


------------------------              /s/ Peggy Jordan
                                      ------------------------------------------
------------------------              Peggy Jordan___________

                                      Date signed by Sellers: April 21, 2000





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                                                                     EXHIBIT "A"

                       LEGAL DESCRIPTION OF REAL PROPERTY

                                                                     EXHIBIT "B"

                            LIST OF PERSONAL PROPERTY



         1. All furniture, fixtures and equipment located on the properties described in Exhibit "A."